UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2010

Image Metrics, Inc.
(Exact name of Registrant as Specified in its Charter)

Nevada	333-123092	20-1719023
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1918 Main Street, 2nd Floor, Santa Monica, California		90405
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 656-6551

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Resignation of Michael Starkenburg as Chief Executive Officer and Director

On September 7, 2010, Michael Starkenburg, CEO and a director of Image Metrics, Incorporated (the “Company”), notified the Company of his resignation from the Company effective September 10, 2010. Mr. Starkenburg’s resignation did not arise from any disagreement with the Company or any matter relating to the Company’s operations, policies or practices. Mr. Starkenburg does not serve on any committees of the Company’s board of directors.

Appointment of Robert Gehorsam as Chief Executive Officer and Director

The Company’s board of directors have appointed Robert Gehorsam, age 55, as the new CEO and director of the Company effective September 10, 2010.

Mr. Gehorsam has more than 25 years of management experience in the online games and entertainment industries. In recent years, he has applied that experience to leveraging commercial game technology for business and government applications, including national security applications. Robert has participated in several government studies on this subject and speaks frequently on the topic.

Mr. Gehorsam was most recently at Forterra Systems as President and a Director.  Prior to Forterra, Mr. Gehorsam served as Senior Vice President, Programming and Production at Viacom's CBS Internet Group, where he was responsible for content, creative, production and operations for CBS.com, CBSnews.com and related wholly-owned CBS internet properties. Prior to joining Viacom, he was Senior Vice President for Programming and Production at Sony Online Entertainment (SOE). In addition to business planning for SOE, he was directly responsible for all operations, product acquisition and development, and technology for The Station@sony.com, one of the world's most popular game destinations on the Internet. In addition, Mr. Gehorsam was a director for Makena Technologies.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunder duly authorized.

IMAGE METRICS, INC.

By:	/s/ Ron Ryder
Ron Ryder
Chief Financial Officer

Date:  September 10, 2010